Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Pyxus International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock (no par value)	Rule 457(c) and Rule 457(h)	392,156[2]	$4.35[3]	$1,705,879	$153.10 per $1,000,000	$262
Total Offering Amounts					$1,705,879		$262
Total Fee Offsets[4]							$0
Net Fee Due							$262
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1.    In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2.    Consists of an additional 392,156 shares of common stock, no par value (the “Common Stock”) of Pyxus International, Inc. (the “Registrant”) issuable under the Pyxus International, Inc. Amended and Restated 2020 Incentive Plan, as amended on March 19, 2025 (the “2020 Plan”), pursuant to the terms of the 2020 Plan.

3.    In accordance with Rule 457(h)(1) of the Securities Act of 1933, the price for the shares is computed on the basis of the average of the bid and asked price of the Common Stock on March 21, 2025, as reported on the OTC Pink Marketplace, of $4.35.

4.    The Registrant does not have any fee offsets.